INVESTMENT ADVISORY CONTRACT

MASTER INVESTMENT PORTFOLIO

45 Fremont Street

San Francisco, CA 94105

September 1, 2004

Barclays Global Fund Advisors

45 Fremont Street

San Francisco, California 94105

Dear Sirs:

This will confirm the agreement between Master Investment Portfolio (the “Trust”) on behalf of the Government Money Market and Treasury Money Market Master Portfolios (each, a “Master Portfolio;” and together, the “Master Portfolios”), and Barclays Global Fund Advisors (the “Advisor”) as follows:

1. The Trust is a registered open-end management investment company currently consisting of multiple investment portfolios. The Master Portfolios are two of these portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of each Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust’s Registration Statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the Investment Company Act of 1940 (the “Act”). Copies of the Registration Statement have been furnished to the Advisor. Any amendments to the Registration Statement shall be furnished to the Advisor promptly.

2. The Trust is engaging the Advisor to manage the investing and reinvesting of the Master Portfolios’ assets and to provide the advisory services specified elsewhere in this contract to the Master Portfolios, subject to the overall supervision of the Board of Trustees of the Trust.

3. (a) The Advisor shall make investments for the accounts of the Master Portfolios in accordance with the Advisor’s best judgment and consistent with the investment objective and restrictions set forth in the Trust’s Registration Statement, the Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Advisor shall advise the Trust’s officers and Board of Trustees, at such times as the Trust’s Board of Trustees may specify, of investments made for the Master Portfolios and shall, when requested by the Trust’s officers or Board of Trustees, supply the reasons for making particular investments.

(b) The Advisor shall provide to the Trust investment guidance and policy direction in connection with its daily management of the Master Portfolios’ assets, and shall furnish to the Trust’s Board of Trustees periodic reports on the investment strategy and performance of the Master Portfolios and such additional reports and information as the Trust’s Board of Trustees and officers shall reasonably request.

(c) The Advisor shall pay the costs of printing and distributing all materials relating to the Master Portfolios prepared by it, or prepared at its request, other than such costs relating to proxy statements, registration statements, reports for holders of beneficial interests of the Master Portfolios (“Interestholders”) and other materials distributed to existing or prospective Interestholders on behalf of the Master Portfolios.

(d) The Advisor shall, at its expense, employ or associate with itself such persons as the Advisor believes appropriate to assist it in performing its obligations under this contract.

4. The Trust understands that the Advisor, in rendering its services to the Master Portfolios hereunder, may delegate certain advisory responsibilities hereunder to a sub-Advisor (the “Sub-Advisor”), provided that the Advisor shall continue to supervise and monitor the performance of the duties delegated to the Sub-Advisor and provided that any such delegation will not relieve the Advisor of its duties and obligations under this contract. The Advisor will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Advisor gives the Trust at least 60 days’ prior written notice thereof.

5. The Advisor shall give the Trust and the Master Portfolios the benefit of the Advisor’s best judgment and efforts in rendering services under this contract. As an inducement to the Advisor’s undertaking to render these services, the Trust agrees that the Advisor shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Advisor against any liability to the Trust or its Interestholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

6. In consideration of the services to be rendered by the Advisor under this contract, the Trust shall pay the Advisor a monthly fee on the first business day of each month, at the annual rate of 0.10% for each Master Portfolio for the period beginning as of the date of this contract. The fee shall be based on the average daily value (as determined on each day that such value is determined for each Master Portfolio at the time set forth in the Registration Statements for determining net asset value) of each of the Master Portfolios’ net assets during the preceding month. If the fee payable to the Advisor pursuant to this paragraph 6 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Master Portfolios’ net assets shall be computed in the manner specified in the Registration Statements and the Trust’s Agreement and Declaration of Trust for the computation of the value of the Master Portfolios’ net assets in connection with the determination of the net asset value of each Master Portfolios’ interests.

7. This contract shall become effective on its execution date and shall thereafter continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote a majority of the Master Portfolios’ outstanding voting securities (as defined in the Act) or by the Trust’s Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s trustees who are not parties to this contract or “interested persons” (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust without the payment of any penalty, by a vote of a majority of the Master Portfolios’ outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust’s entire Board of Trustee’s on 60 days’ written notice to the Advisor or by the Advisor on 60 days’ written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

8. Except to the extent necessary to perform the Advisor’s obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Advisor, or any affiliate of the Advisor, or any employee of the Advisor, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9. This contract shall be governed by and construed in accordance with the laws of the State of California.

10. This contract has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this contract shall only be binding upon the assets and property of the Master Portfolios, as provided for in the Trust’s Agreement and Declaration of Trust, and shall not be binding upon any Trustee, officer or Interestholder of the Trust or the Master Portfolios.

If the foregoing correctly sets forth the agreement between the Trust and the Advisor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

MASTER INVESTMENT PORTFOLIO
on behalf of the Government Money Market and Treasury Money Market Master Portfolios

/s/ Michael A. Latham
Michael A. Latham
Secretary, Chief Financial Officer

ACCEPTED as of the date

set forth above:

BARCLAYS GLOBAL FUND ADVISORS

By:	/s/ J Parsons
Name:	J. Parsons
Title:	Managing Director

By:	/s/ Danell J. Doty
Name:	Danell J. Doty
Title:	Principal

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